Exhibit 3.171

CERTIFICATE OF FORMATION

OF

CHARTER DISTRIBUTION, LLC

1. The name of the limited liability company is Charter Distribution, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Charter Distribution, LLC this 1st day of May 2003.

/s/ Janeen G. Domagalski
Janeen G. Domagalski Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:16 PM 05/01/2003
FILED 04:02 PM 05/01/2003
SRV 030283811 – 3653585 FILE